  EXHIBIT 16.1

Scrudato & Co., PA

CERTIFIED PUBLIC ACCOUNTING FIRM

June 10, 2016

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:	Golden Matrix Group, Inc.
Form 8-K Item 4.01 File No. 000-54840

Commissioners:

We were previously the principal accountants for Golden Matrix Group, Inc. Effective June 9, 2016, we resigned as the principal accountants.

We have read the Company's statements included under Item 4.1 of its Form 8-K dated June 8, 2016. We agree with the statements concerning our Firm in Item 4.1 of the Form 8-K. We have no basis on which to agree or disagree with other statements made in the Form 8-K.

Very truly yours,

/s/ John Scrudato

CPA Scrudato & Co., PA

Califon, New Jersey

7 Valley View Drive, Califon, New Jersey 07830 (908) 534-0008
Registered Public Company Accounting Oversight Board Firm